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                                                                    Exhibit 99.3

[LOGO]                                                NEWS RELEASE

    Contact: Media                Analysts
             -----                --------            Corporate Affairs
             Ken Herz             Andy Clark          One Mellon Center
             (412) 234-0850       (412) 234-4633      Pittsburgh, PA  15258-0001
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FOR IMMEDIATE RELEASE

         CANTER, O'HANLEY NAMED TO MELLON'S EXECUTIVE MANAGEMENT GROUP;
              CANTER NAMED CHAIRMAN, CEO OF THE DREYFUS CORPORATION

PITTSBURGH, May 16, 2001--Stephen E. Canter and Ronald P. O'Hanley have been named to Mellon Financial Corporation's now seven-member Executive Management Group, the most senior management body, which sets corporate strategies and policies and oversees day-to-day operations. In a related action, Canter has been named chairman and chief executive officer of The Dreyfus Corporation.

         "Steve and Ron are experienced professionals who have been running their businesses for a long time and can now bring their experience to a larger role," said Martin G. McGuinn, Mellon chairman and chief executive officer. "Their elevation to the Executive Management Group underscores both the importance of our asset management businesses and the management depth that we have."

         Canter was previously president, chief operating officer and chief investment officer of Dreyfus, as well as a member of Mellon Financial Corporation's senior management committee. Canter joined Dreyfus in 1995 as vice chairman and chief investment officer. Previously, he was a founding shareholder and chief executive officer of Kleinwort Benson Investment Management Americas, Inc.; president and chief executive officer of Mitchell Hutchins Institutional Investors, Inc.; and president of Chase Investors Management Corporation.

         O'Hanley is president of Mellon Institutional Asset Management, the umbrella organization for Mellon Financial Corporation's institutional investment management businesses. He also has been a member of Mellon's senior management committee. The asset management firms under O'Hanley's leadership include: The Boston Company Asset Management, Certus Asset Advisors, Franklin Portfolio Associates, Mellon Capital Management, Mellon Equity Associates and Mellon Bond Associates, and minority investments in Pareto Partners and Prime Advisors. O'Hanley is also responsible for Mellon Global Investments, Mellon's non-U.S. asset management activities in Europe, Japan, Brazil, Chile and Hong Kong, as well as Buck Consultants. Prior to joining Mellon in 1997, O'Hanley was a partner at McKinsey & Company, Inc.

         Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody and benefits consulting services and offers a comprehensive array of banking services for individuals and corporations. Mellon has $2.8 trillion in assets under management, administration or custody, including $520 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Management Investment Limited (U.K.).

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